 Exhibit 99.1

Viveve Announces Reverse Stock Split to Regain NASDAQ Compliance

ENGLEWOOD, CO – September 18, 2019 – Viveve Medical, Inc. (Nasdaq: VIVE), a medical technology company focused on women's intimate health, today announced that its Board of Directors has approved a one-for-100 reverse stock split of its common stock that is scheduled to become effective after trading closes on September 18, 2019. The company’s common stock will begin trading on the Nasdaq Capital Market on a split adjusted basis when the market opens on September 19, 2019. The company’s common stock will continue to trade under the symbol “VIVE.” At the company’s Special Meeting of Stockholders held on September 16, 2019, the company’s stockholders approved a proposal authorizing the company’s Board of Directors to effect a reverse stock split in a range of 1:20 to 1:100 to help regain compliance with the Nasdaq minimum bid price requirement.

The reverse stock split uniformly affects all issued and outstanding shares of the company’s common stock. The reverse stock split will not alter any stockholder's percentage ownership interest in the company, except to the extent that the reverse stock split results in fractional shares. No fractional shares will be issued in connection with the reverse stock split. Any fractional share that would result from the reverse stock split will be rounded down and stockholders will be issued cash in lieu of such fractional share interest.

The par value of the company’s common stock will remain unchanged at $0.0001 per share after the reverse stock split.

The reverse stock split will reduce the number of shares of common stock issued and outstanding from approximately 60 million to approximately 0.6 million. The number of authorized shares of common stock will remain at 75 million.

The reverse stock split proportionately affects the number of shares of common stock available for issuance under the company’s equity incentive plans. All options, warrants, stock awards and convertible securities of the company outstanding shares immediately prior to the reverse stock split will be adjusted in accordance with their terms.

The company’s transfer agent, VStock Transfer, LLC (VStock), is acting as the exchange agent for the reverse stock split. VStock will provide instructions to stockholders of record regarding the exchange of stock certificates.  Stockholders who hold their shares in brokerage accounts or “street name” are not required to take any action to effect the exchange of their shares.

About Viveve

Viveve Medical, Inc. is a medical technology company focused on women's intimate health. Viveve is committed to advancing new solutions to improve women's overall well-being and quality of life. The internationally patented Viveve® System incorporates cryogen-cooled monopolar radiofrequency (CMRF) technology to uniformly deliver volumetric heating while gently cooling surface tissue to generate neocollagenesis in a single in-office session.

Internationally, regulatory approvals and clearances have been received for vaginal laxity and/or improvement in sexual function indications in over 50 countries. Currently, in the United States, the Viveve System is cleared by the FDA only for use in general surgical procedures for electrocoagulation and hemostasis. Viveve is conducting VIVEVE II, a multicenter, randomized, double-blind, sham-controlled clinical trial to assess improvement of sexual function in women following vaginal childbirth. Completion of full 250 subject enrollment was announced in early March 2019. If successful, VIVEVE II results could be used to support Viveve’s efforts to obtain a marketing application for a new U.S. commercial indication.

For more information visit Viveve's website at www.viveve.com.

Forward-Looking Statements

All statements in this press release that are not based on historical fact are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. While management has based any forward-looking statements included in this press release on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties and other factors, many of which are outside of our control, which could cause actual results to materially differ from such statements. Such risks, uncertainties and other factors include, but are not limited to, the fluctuation of global economic conditions, the performance of management and our employees, our ability to obtain financing, our ability to obtain approval or clearance for sale of our medical device for all indications sought, competition, general economic conditions and other factors that are detailed in our periodic and current reports available for review at www.sec.gov. Furthermore, we operate in a highly competitive and rapidly changing environment where new and unanticipated risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware, unless required by law.

Viveve is a registered trademark of Viveve, Inc.

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